Exhibit 99.1

                                  MERIT MEDICAL
                1600 West Merit Parkway o South Jordan, UT 84095
                   Telephone: 801-253-1600 o Fax: 801-253-1688

FOR IMMEDIATE RELEASE

Date:    July 23, 2003
Contact: Kent W. Stanger, Chief Financial Officer
Phone:   (801) 253-1600
E-Mail:  kent@merit.com
Fax:     (801) 253-1688


MERIT MEDICAL REPORTS RECORD SALES AND EARNINGS, UP 20% AND 56% RESPECTIVELY, FOR THE SECOND QUARTER ENDED JUNE 30, 2003

         SOUTH JORDAN, UTAH--Merit Medical Systems, Inc. (NASDAQ:NMS: MMSI) a leading manufacturer and marketer of proprietary disposable products used primarily in cardiology and radiology procedures, today reported record revenues for the second quarter ended June 30, 2003 of $34.6 million, compared with $28.8 million for the same period in 2002, a gain of 20%. Net income for the second quarter was a record $4.2 million, or $0.28 per share, compared with $2.7 million, or $0.18 per share, in last year's second quarter, a gain of 56%. The 2003 second quarter net earnings included $.01 per share from a gain on the sale of land.

         Revenues for the six-month period ending June 30, 2003 were $66.3 million, compared with $57.5 million for the comparable six-month period in 2002, a gain of 15%. Net income for the six-month period was $8.0 million, or $0.53 per share, compared with $5.0 million, or $0.34 per share in the same period of 2002, a gain of 58%.

         Gains in revenues for the second quarter of 2003 compared with the second quarter of 2002 resulted from across-the-board growth in sales of Merit's medical devices, as follows: Stand-alone device sales grew by 26%; inflation device sales rose 20%; custom kit sales increased 18%; and catheter sales rose by 8%.

         For the six-month period ended June 30, 2003 compared with the same period in 2002, stand-alone device sales grew by 20%; inflation device sales grew by 17%; custom kit sales rose 13%; and catheter sales increased 4%.

         Fred P. Lampropoulos, Chairman and CEO of Merit, said, "We had an extremely strong second quarter in terms of both sales and gross profit. Sales rose throughout the Company's network of direct domestic and European sales representatives, worldwide distributors and OEM sales to other customers.

         "Sales of many of our products are continuing to benefit from group purchasing contracts and OEM product sales, as well as continued focus on bundling our innovative products for our market segment. In addition, strong individual product sales such as our inflation devices, fluid management and inflation kits, as well as our new guide wire, our One-Step(TM) centesis catheter and centesis kit have made substantive contributions to top-line growth.

         "Our gross profit was 43.9% of sales for the second quarter compared with 41.8% in the second quarter of 2002. Cost of sales grew by only 16%, primarily due to lower labor and overhead costs per unit, as we increased our manufacturing efficiencies. We are working on putting in place the means whereby we believe we can cut about an additional $2 million per year out of the manufacturing process beginning late this year and ramping into 2004," Mr. Lampropoulos continued.

         Selling, general and administrative expenses for the second quarter of 2003 were 22.1% of sales (a record low percentage), compared with 24.3% of sales in the previous year's second quarter. Research and development expenses during the second quarter of 2003 were 3.4% of sales, compared with 3.3% of sales in the second quarter of 2002. Income from operations was a record 18.4% of sales for the second quarter of 2003, versus 14.3% for the same quarter last year.

         For the six-month period ended June 30, 2003, selling, general and administrative expenses were 22.4% of sales, compared with 23.8% for the first six months in 2002. Research and development expenses were 3.5% of sales for the second quarter of 2003, versus 3.3% for the same period of 2002.

         Merit's effective tax rate for both the second quarter and six-month periods rose to 36.4% and 36%, respectively, compared with 33.7% and 33% for both of the 2002 comparable periods. The tax-rate increase was a direct result of increased sales and income, placing Merit in a higher tax bracket, which also diluted the positive effect from relatively fixed tax benefits.

         Merit's cash position rose to $20.8 million as of June 30, 2003, compared with $9.7 million as of December 31, 2002. Inventories declined to $17.9 million as of June 30, 2003, compared with $18.7 million at the end of 2002.



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

                                INCOME STATEMENT

                                                    3 Mos. Ended 6/30 6 Mos. Ended 6/30
                                              2003         2002             2003          2002
                                        ----------------------------   ----------------------------
                                                   ($ In Thousands Except Per Share Data)

Sales                                   $     34,577    $     28,789   $     66,319    $     57,462
Cost of Sales                                 19,396          16,756         37,867          34,277
                                        ------------    ------------   ------------    ------------
Gross Profit                                  15,181          12,033         28,452          23,185

OPERATINGEXPENSES:
  Selling, General and Administrative          7,651           6,984         14,840          13,690
  Research and Development                     1,178             945          2,295           1,908
                                        ------------    ------------   ------------    ------------
TOTAL OPERATING EXPENSES                       8,829           7,929         17,135          15,598

OPERATING INCOME                               6,352           4,104         11,317           7,587

Other (Income) Expense - Net                     (76)             26           (144)             86
Litigation Settlement Income                       0               0           (475)              0
Gain on Sale of Land                            (182)              0           (508)              0
                                        ------------    ------------   ------------    ------------
TOTAL                                                                                  OTHER (INCOME)
   EXPENSE - NET                                (258)             26         (1,127)             86

PRETAX INCOME                                  6,610           4,078         12,444           7,501

INCOME TAX EXPENSE                             2,404           1,376          4,486           2,472

NET INCOME                                     4,206           2,702          7,958           5,029

EARNINGS PER SHARE:
  Basic                                 $       0.30    $       0.20   $       0.56    $       0.37
  Diluted                               $       0.28    $       0.18   $       0.53    $       0.34

AVERAGE COMMON SHARES:
  Basic                                   14,176,049      13,535,651     14,128,797      13,476,275
  Diluted                                 15,028,756      14,750,259     14,982,878      14,631,076


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BALANCE SHEET
                                                    06/30/03          12/31/02
                                                    --------          --------
                                                         ($ In Thousands)
ASSETS

Cash                                                 $20,803           $ 9,684
Trade Receivables (Net)                               17,565            15,248
Inventories                                           17,903            18,699
Other Current Assets                                   1,807             2,537
                                                     -------           -------
Total Current Assets                                 $58,078           $46,168
Property and Equipment (Net)                          27,337            25,412
Other Assets                                           6,668             6,725
                                                     -------           -------
TOTAL ASSETS                                         $92,083           $78,305
                                                     =======           =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Total Current Liabilities                            $15,161           $11,586
Other Liabilities                                      3,181             3,304
Long-Term Debt                                             0                17
Stockholders' Equity                                  73,741            63,398
                                                     -------           -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $92,083           $78,305
                                                     =======           =======


CONFERENCE CALL

         Merit Medical Systems, Inc. invites all interested parties to join its officers in their quarterly earnings conference call to be held today, July 23, 2003, at 5:00 p.m. Eastern Daylight Time (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The telephone numbers are: Domestic - 800-218-8862; International - 303-205-0033.

ABOUT MERIT
         Founded in 1987, Merit Medical Systems is a publicly-traded company engaged in the development, manufacture and distribution of proprietary disposable medical products used in interventional and diagnostic procedures, primarily in cardiology and radiology. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 74 individuals. Merit employs approximately 1,200 individuals worldwide, with manufacturing facilities in South Jordan and Salt Lake City, Utah; Santa Clara, California; Angleton, Texas; and Galway, Ireland. For more information about Merit, visit www.merit.com.

         Portions of this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any projections of earnings, revenues, expenses or other financial items, any statement of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Merit as of such date. Merit assumes no obligation to update any forward-looking statement. In some cases, forward-looking statements can be identified by the


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



Merit Medical Reports 20% Rise in Sales and 56% Rise in Net Income for 2Q '03 . .. . July 23, 2003 Page 6


use of terminology such as"may," "will," "expects," "plans," "anticipates," "intends," "believes," "estimates," "potential," or "continue," or the negative thereof or other comparable terminology. Although Merit believes that the expectations reflected in the forward-looking statements contained herein are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results may differ materially from those projected or assumed in the forward-looking statements. Future financial conditions and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including, but not limited to, market acceptance of Merit's products; product introductions; potential product recalls or product liability claims; delays in obtaining regulatory approvals; cost increases; fluctuations in and obsolescence of inventory; price and product competition; availability of labor, materials, and transportation; development of new products and/or technologies that could render Merit's products obsolete; infringing technology; inability to protect Merit's proprietary technology; foreign currency fluctuations; changes in health care markets related to health care reform initiatives; limited product reimbursement; large portions of revenues derived from a few products and procedures; inability to successfully manage growth; market price volatility Merit's common stock; dependencies on key personnel; and other factors referred to in Merit's press releases and filings with the Securities and Exchange Commission, including Merit's Annual Report on Form 10-K for the year ended December 31, 2002. Financial statements are subject to change and are not intended to be relied upon as predictions of future operating results. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.
                                      ###



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